Exhibit 99.1

Pacific Premier Growing Again - In Local Markets This Time

American Banker    Thursday, August 18, 2005
By  Katie Kuehner-Hebert

Pacific Premier Bancorp Inc. of Costa Mesa, Calif., which nearly failed five years ago when its nationwide subprime mortgage business imploded, is expanding again - but closer to home.

The $635 million-asset parent of Pacific Premier Bank expects to open its fourth and fifth branches by yearend - the first in Cypress, Calif., northeast of Costa Mesa, and the second probably also in its home county, Orange.

Pacific Premier entered Orange County in the mid-1990s but shelved expansion plans when losses began mounting. It now plans to expand throughout southern California’s coastal counties and further inland to Riverside County.

Steven R. Gardner, its president and chief executive, is aiming for more than $1 billion of assets within three years. “We’ve returned the company to a community banking business model,” he said. “We’re very excited about the future prospects throughout Southern California.”

The thrift has been concentrating on business lending, and Mr. Gardner said he intends to keep doing so. “We’re small, but that also gives us an opportunity to take market share away from bigger banks that aren’t serving small to medium-size businesses very well,” he said.

James Abbott, an analyst with Friedman, Billings, Ramsey & Co. in Arlington, Va., said Pacific Premier could use more branches to gather more deposits. With just three branches it has collected deposits too slowly to support its loan growth he said. The result: a loan-to-deposit ratio of 190%.

“There’s a lot of deposit gathering that could be had in the region, and deposit growth is a critical issue for them right now,” Mr. Abbot said. New branches “will allow them to continue to grow their revenues very nicely.”

Pacific Premier was founded in San Bernardino, Calif., in 1983 as Life Savings Bank. After 10 years as a conventional thrift it started opening loan production offices around the country and marketing mortgages to subprime prospects.

The strategy produced solid profits for a few years, but the company posted a net loss for 1999 because of bad loans and the cost of its nationwide sales network, Mr. Gardner said. At the time it employed more than 300 people in the out-of-state loan production offices and in six branches in southern California.

The bleeding peaked in 2000, with a loss of $20.7 million. Late that year Mr. Gardner came in as chief executive.

He came from Hawthorne Financial Corp. in El Segundo, Calif., which as a senior vice president he helped recover from serious credit-quality problems. (Last year Commercial Capital Bancorp Inc. of Irvine, Calif., bought Hawthorne, whose assets then totaled $2.7 billion.)

Mr. Gardner said his first two years at Pacific Premier were tough. “We had virtually every regulatory order placed on us known to man,” he said. These included a cease-and-desist and a prompt-corrective-action, because the thrift was severely undercapitalized.

“Every Friday I’d check to see if there was a black sedan in the parking lot” - carrying a regulator sent to shut the thrift - “to make sure we could stay open for another week,” Mr. Gardner said.

In early 2001 the company sold off its subprime loans and closed its out-of-state loan offices and three of its six branches, reducing its work force to 50 people.

Pacific Premier turned a corner in January 2002, when a private investor lent it $12 million. It could then make loans again, and it focused on a less risky business, apartment loans to local real estate investors. Mr. Gardner had expertise in multifamily lending, and attracted a new team of lenders to help him.

In August of that year the name was changed to Pacific Premier - to erase the stigma attached to Life Savings, Mr. Gardner said. The company also moved its headquarters to Costa Mesa, which is closer to many of its multifamily borrowers.

It started making money again in 2002 and the next year raised another $27 million in a secondary offering. The proceeds were used to pay back its investor and make more loans, Mr. Gardner said.

Mr. Abbott said the company, which earned $2.1 million in the second quarter, is now in a position to grow substantially,

“They are so tiny compared to their market,” he said, “and they have some good lenders on staff.”

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties. These include, but are not limited to, the following risks: (1) changes in the performance of the financial markets, (2) changes in the demand for and market acceptance of the Company’s products and services, (3) changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing, (4) the effect of the Company’s policies, (5) the continued availability of adequate funding sources, and (6) various legal, regulatory and litigation risks.